Exhibit 10.21

AMENDED AND RESTATED SUPPORT AND SERVICES AGREEMENT

This AMENDED AND RESTATED SUPPORT AND SERVICES AGREEMENT (this “Agreement”) is dated as of September 15, 2019 and is by and among Mosaic Acquisition Corp., a Delaware corporation (together with its successors, “Vivint”), APX Group, Inc., a Delaware corporation (together with its successors, the “Company” and together with Vivint, the “Company Parties”) that will become an indirect subsidiary of Vivint upon the consummation of the Merger (as defined below), Blackstone Capital Partners VI L.P., a Delaware limited partnership (together with its affiliated co-investing funds, “BCP”), Blackstone Management Partners L.L.C., a Delaware limited liability company (“BMP”) affiliated with The Blackstone Group Inc. (“Blackstone”) and, for the limited purposes stated in Section 9(c), 313 Acquisition LLC, a Delaware limited liability company (“313 Acquisition”). This Agreement amends and restates the Support and Services Agreement, dated as of November 16, 2012, among 313 Acquisition, the Company (f/k/a 313 Group Inc.), BCP and BMP (the “Existing Agreement”).

BACKGROUND

1.    BMP has expertise in monitoring and providing advice with respect to the business of companies such as the Company Parties and their respective subsidiaries and the industry in which they operate, so as to help maximize their value. In accordance with the Existing Agreement, BMP has provided the Company and its subsidiaries with monitoring services, portfolio company operations support, and other services since 2012.

2.    Vivint and affiliates of the Company are executing that certain Agreement and Plan of Merger, dated as of September 15, 2019 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), by and among Vivint, Maiden Merger Sub, Inc., a Delaware corporation and subsidiary of Vivint (“Merger Sub”), and Vivint Smart Home, Inc., a Delaware corporation (“Legacy Vivint”), pursuant to which Merger Sub will merge (the “Merger”) with and into Legacy Vivint and Legacy Vivint will survive and be renamed, and Vivint will be renamed Vivint Smart Home, Inc.

3.    Under the terms of the Existing Agreement, upon the consummation of an IPO (as defined therein), BMP’s obligation to provide monitoring services and other services would terminate, and in connection therewith BMP would be entitled to receive a termination payment equal to the present value of the estimated monitoring fees that would have otherwise accrued through the tenth anniversary of the Existing Agreement, namely, through November 16, 2022.

4.    Vivint, the Company and their respective subsidiaries seek to continue to receive such monitoring services, portfolio company operations support, and other services following the Merger, and BMP is willing to continue providing such services and forego receiving such termination payment.

5.    This Agreement is being executed and delivered in connection with the execution and delivery of the Merger Agreement, but the effectiveness of this Agreement will occur only upon, and is conditioned upon, the consummation of the Merger. If the Merger

Agreement is terminated without the consummation of the Merger, this Agreement will automatically terminate and be of no further effect, and the Existing Agreement will remain in effect.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Monitoring Services.

(a)    Benefits from Ongoing Services. The Company Parties seek to continue to avail themselves of BMP’s expertise in providing the monitoring and other services referenced below. The Company Parties believe that this will be beneficial to them, their respective subsidiaries and equityholders, and BMP is willing to provide such ongoing services in consideration of the payment of the monitoring fees described below and the other rights provided to it under this Agreement. Accordingly, the Company Parties hereby engage BMP to continue to render to them and their respective subsidiaries the Monitoring Services (as described below) on the terms and subject to the conditions described in this Agreement.

(b)    Services to be Provided. Until the Exit Date (as defined below), utilizing such of its officers, employees, representatives, and agents, and indirectly through other persons and entities, in each case as BMP in its sole discretion may designate from time to time (collectively “Representatives”), but subject to Section 5(d), BMP will render to the Company Parties and their respective subsidiaries such monitoring, advisory and consulting services as the Company Parties may from time to time request in the following areas in relation to the affairs of the Company Parties and their respective subsidiaries:

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advice regarding the structure, distribution and timing of private or public debt or equity offerings and advice regarding relationships with the Company Parties’ and their respective subsidiaries’ lenders and bankers, including in relation to the selection, retention and supervision of independent auditors, outside legal counsel, investment bankers or other financial advisors or consultants,

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advice regarding the structuring and implementation of equity participation plans, employee benefit plans and other incentive arrangements for certain key executives of the Company Parties, and general advice regarding dispositions and/or acquisitions,

•	advice regarding the strategic direction of the business of the Company Parties and their respective subsidiaries, and

•	such other advice directly related to or ancillary to the above advisory services as may be reasonably requested by the Company Parties

(collectively, the “Monitoring Services”).

(c)    Implementation of Monitoring Services. The Company Parties shall at all times retain final decision-making authority with respect to advice received through the

Monitoring Services. The officers and directors of the Company Parties shall control and direct the implementation, if any, of such advice, subject to the oversight and control of the board of directors of Vivint or its direct or indirect controlling parent, as applicable.

(d)    Definitions. The “Exit Date” is the first to occur of (1) December 31, 2021 and (2) the date on which BCP has beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder) of less than 5% of the voting power of all of the shares of capital stock entitled to vote generally in the election of directors of Vivint or its direct or indirect controlling parent, as applicable, and such stake has a fair market value (as determined by BCP) of less than $25 million.

SECTION 2. Fees for Monitoring Services.

(a)    Monitoring Fee – General. In consideration of the Monitoring Services being rendered by or at the direction of BMP, the Company Parties will, on a joint and several basis, pay or cause to be paid to BMP in respect of the period during which the Monitoring Services are required to be provided under this Agreement an annual non-refundable and irrevocable fee in the amount determined in accordance with this Section 2 (the “Monitoring Fee”). The Monitoring Fee will be payable annually in advance and will be subject to adjustment as described below.

(b)    Annual Monitoring Fee. Pursuant to the Existing Agreement, the Company has paid to BMP a monitoring fee in respect of each of the Company’s fiscal years that began prior to the consummation of the Merger (the “Closing Date”), subject to the “true-up” provisions described below covering the entirety of each such fiscal year. On the first business day of each fiscal year of Vivint that begins after the Closing Date, and as the Monitoring Fee in respect of that fiscal year, the Company Parties will, jointly and severally, pay to BMP an amount (subject to subsequent adjustment as described below) equal to the amount of the Monitoring Fee paid in respect of the immediately preceding fiscal year (without regard to the application of the final “true-up” described in paragraph (d) below, which true-up will not yet have happened by the time of such payment). No Monitoring Fees will be payable in respect of fiscal years of Vivint beginning after the fiscal year of Vivint in which the Exit Date occurs. The Monitoring Fee will accrue and be payable, as most recently calculated, with respect to the entire fiscal year of Vivint in which the Exit Date occurs.

(c)    Preliminary Upward Adjustment based on Projected EBITDA. The credit agreement for the Company’s primary senior secured credit facility (the “Credit Agreement”) has a definition of “Consolidated EBITDA” of the Company or, if applicable, the top level parent of the Company that is a guarantor of the Company’s indebtedness under the Credit Agreement (either the Company or, if applicable, such parent entity, which may or may not be Vivint, the “Top Level Credit Party”); provided that such Consolidated EBITDA definition will deemed not to have an add back for creation costs (defined as costs relating to selling, equipping and installing new alarm systems, net of any revenue associated with such new alarm systems). As part of a customary report to the board of directors of Vivint regarding its financial situation, Vivint’s senior management, will present to such board Vivint management’s projection/estimate (with respect to Vivint and a particular fiscal year of Vivint, such projection, as first presented to the board during the last third of a fiscal year, “Projected EBITDA”) of the

Consolidated EBITDA for Vivint for that fiscal year (with respect to Vivint and a particular fiscal year of Vivint, “Consolidated EBITDA”), calculated on the basis of the Credit Agreement’s definition thereof as though Vivint were the Top Level Credit Party under the Credit Agreement. If 1% of Projected EBITDA (or 1.5% of Projected EBITDA in the case of any fiscal year that began prior to the Closing Date) for a particular fiscal year is greater than the amount of the Monitoring Fee previously paid to BMP in accordance with Section 2(b) (including the fee paid pursuant to the Existing Agreement in respect of the Company’s fiscal years that began prior to the Closing Date) in respect of that fiscal year, then, within two business days of such presentation of Projected EBITDA, the Company Parties will, jointly and severally, pay or cause to be paid to BMP the amount of such excess as an upward adjustment to the Monitoring Fee payable to BMP in respect of the Monitoring Services rendered during such fiscal year.

(d)    Post-Fiscal Year True-up. After the end of each fiscal year of Vivint, the chief financial officer of Vivint will, no later than the corresponding deadline prescribed under the Credit Agreement for the Top Level Credit Party, certify to BMP the amount of Vivint’s Consolidated EBITDA for such recently ended fiscal year. If 1% of such certified Consolidated EBITDA (or 1.5% of such certified Consolidated EBITDA in the case of any fiscal year that began prior to the Closing Date) is greater than the Monitoring Fee previously paid to BMP in accordance with Sections 2(b) and 2(c) (including the fee paid pursuant to the Existing Agreement in respect of the Company’s fiscal years that began prior to the Closing Date) in respect of Monitoring Services rendered during that fiscal year, then, within two business days of such certification, the Company Parties will, jointly and severally, pay or cause to be paid to BMP the amount of such excess as an upward adjustment to the Monitoring Fee for such fiscal year. If 1% of such certified Consolidated EBITDA (or 1.5% of such certified Consolidated EBITDA in the case of any fiscal year that began prior to the Closing Date) is less than the Monitoring Fee previously paid to BMP in accordance with Sections 2(b) and 2(c) in respect of Monitoring Services rendered during that fiscal year, then, within two business days of such certification, the amount of such shortfall will be applied as a credit against the next payment by the Company Parties of the Monitoring Fee to BMP, unless the true-up is with respect to the fiscal year in which the Exit Date occurs, in which case BMP will promptly make such rebate payment, if any, to the Company (or, at the direction of the Company, a subsidiary of the Company). However, BMP will be entitled to retain the Minimum Annual Fee (as defined in the Existing Agreement) as then in effect in respect of any fiscal year that began prior to the Closing Date, and under no circumstances will it be obligated to rebate to any Company Party or any other payor an amount that would result in BMP having been paid Monitoring Fees for Monitoring Services rendered under this Agreement in an amount less than the Minimum Annual Fee applicable to the relevant fiscal year that began prior to the Closing Date.

(e)    Inability to Pay Fee When Due. To the extent the Company Parties cannot pay, or cause to be paid, the Monitoring Fee for any reason, including by reason of any prohibition on such payment pursuant to any applicable law or the terms of any debt financing of the Company Parties or any of their respective subsidiaries, the payment by the Company Parties or any of their respective subsidiaries to BMP of the accrued and payable Monitoring Fee will be deferred and will be payable immediately on the earlier of (i) the first date on which the payment of such deferred Monitoring Fee is no longer prohibited under any contract applicable to the Company and the Company or its subsidiaries, as applicable, is otherwise able to make such payment, or cause such payment to be made, and (ii) total or partial liquidation, dissolution or winding up of the Company. Notwithstanding anything to the contrary herein, under any applicable law or under any contract applicable to the Company Parties or any of their respective subsidiaries, any forbearance of collection of the Monitoring Fee by BMP shall not be deemed to be a subordination of such payments to any other person, entity or creditor of the Company Parties or their respective subsidiaries. Any such forbearance shall be at BMP’s sole option and discretion and shall in no way impair BMP’s right to collect such payments. Any installment of the Monitoring Fee not paid on the scheduled due date will bear interest, payable in cash on each scheduled due date, at an annual rate of 10%, compounded quarterly, from the date due until paid.

SECTION 3. Engagement to Provide Portfolio Operations Support. BMP intends to make available to the Company Parties and their respective subsidiaries the services customarily provided by Blackstone’s Portfolio Operations group to Blackstone’s private equity portfolio companies (the “Ops Support”), and the Company Parties agree to accept the amount and type of Ops Support as may be determined by the Portfolio Operations group, in its sole discretion, to be warranted and appropriate. BMP may, at any time, choose not to provide any such services. Such services will be provided without charge, other than for the reimbursement of related Out-of-Pocket Expenses as described below.

SECTION 4. Reimbursements. In addition to the fees payable pursuant to this Agreement, the Company Parties will pay, or cause to be paid, directly, or reimburse BMP and its affiliates for, their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the out-of-pocket costs and expenses incurred by BMP and its affiliates in connection with (i) the Monitoring Services, (ii) the Ops Support, (iii) any other services provided or arranged by them under this Agreement or any other agreement with the Company Parties (including prior to the Closing Date to the extent reimbursement was not previously made pursuant to the Existing Agreement)), (iv) in order to make Securities and Exchange Commission and other filings (such as antitrust or other regulatory filings or notices) required to be made by BCP or any of its affiliates in respect of or otherwise relating to the ownership or voting by BCP or any of its affiliates of equity securities of the Company Parties or any of their respective successors or acquirers (i.e., relating to securities of any such successor or acquirer that may be acquired by BCP or its affiliates), or (v) otherwise incurred by BMP or its affiliates from time to time in the future in connection with the direct or indirect acquisition, ownership, voting, or subsequent sale or transfer by BCP or its affiliates of capital stock of the Company Parties or any successor, including in the case of (i) through (v), without limitation, (A) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel and other consultants or advisers, retained in connection therewith by BCP, BMP or any of their affiliates, including any such fees and disbursements incurred in connection with claims or proceedings or governmental investigations, (B) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BCP, BMP or any of their respective affiliates in connection therewith, and (C) transportation, per diem costs, word processing expenses or any similar expense incurred in connection therewith not associated with BCP, BMP or their affiliates’ ordinary operations. All payments or reimbursements for Out-of-Pocket Expenses and such allocated costs will be made within 20 days of the request for payment or reimbursement. This reimbursement obligation will continue after the end of the period during which Monitoring Services are provided under this Agreement.

SECTION 5. Other Services.

(a)    Equity Healthcare. Blackstone has also established an “Equity Healthcare” group, which leverages the scale of Blackstone’s combined portfolio companies so as to hold down benefit and claims costs and deliver better quality health care to U.S. employees and their families. If so requested by the Company, the Company Parties will enter into an agreement with BMP or its affiliated designee pursuant to which the Company Parties and their respective subsidiaries will receive the healthcare-related services customarily provided by Blackstone’s Equity Healthcare group to Blackstone’s private equity portfolio companies.] In consideration of such services, during the term of such agreement the Company will pay to BMP or its affiliated designee a “Per Employee Fee”, which shall be paid as follows. No later than the fifth business day of each month after the Company has requested such services, the Company Parties will, jointly and severally, pay to BMP or its affiliated designee, as the Per Employee Fee in respect of that immediately preceding month, an aggregate amount equal to the Per Employee Fee times the highest number of employees of the Company Parties and their respective subsidiaries that receive medical benefits arranged by BMP or its affiliated designee during such immediately preceding month. The Per Employee Fee is the current fee generally charged in this regard with respect to Blackstone’s portfolio companies generally. The foregoing arrangement discussed in this section shall continue as long as Blackstone and the Company Parties shall mutually agree.

(b)    Group Purchasing. Blackstone facilitates a group purchasing program, which harnesses the purchasing power of a large number of Blackstone’s private equity portfolio companies. BMP will continue to make available to the Company Parties and their respective subsidiaries the opportunity to participate in Blackstone’s group purchasing program. Any such participation would be on terms mutually agreed by the relevant Company Parties and BMP from time to time. The Company Parties acknowledge that BMP may receive commissions, payments or fees from vendors or other third parties in connection with spending through Blackstone’s group purchasing program. The foregoing arrangement discussed in this section shall continue as long as Blackstone and the Company Parties shall mutually agree.

(c)    Arranging for Individual Support. Blackstone has identified and maintains a roster of “senior advisors”: individuals who are highly experienced in many of the industries in which BCP’s portfolio companies operate. Blackstone pays such individuals (who are not employees of Blackstone) a retainer so as to remain available to assist portfolio companies such as the Company Parties. BMP may from time to time arrange for one or more of such individuals to provide services to the Company Parties, either at the director level and/or as an employee or consultant. BMP will negotiate with such individuals the amount of compensation they are to receive in respect of their services to the Company Parties. BMP will arrange for the payment of such compensation, and the Company Parties will reimburse BMP for such compensation expenses (as well as the retainer that has been paid to such individual) as Out-of-Pocket Expenses in accordance with Section 4 of this Agreement. To the extent the Company Parties, for administrative convenience, pay such compensation to such individuals directly, BMP will be deemed to have been reimbursed as contemplated by this paragraph (c).

(d)    No Other Services. Except as otherwise expressly set forth in this Agreement, neither BMP nor any of its affiliates will have any obligation to provide services to the Company Parties absent an agreement between BMP or its relevant affiliate and the relevant Company Parties with respect to the scope of such services and the payment to be made for providing such services. It is further expressly agreed that the Monitoring Services to be rendered hereunder will not include Ops Support, nor will the Monitoring Services, Ops Support or any other service provided by BMP hereunder include investment banking or other financial advisory services in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by any of the Company Parties or any of their respective affiliates. If it is subsequently agreed that any such services may be provided, the relevant Blackstone entity may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the relevant Company Party or such subsidiary, on the one hand, and the relevant Blackstone entity, on the other hand. For the avoidance of doubt, no services under this agreement shall be provided in connection with any public offering of debt or equity securities or otherwise as a broker.

(e)    Opportunity to Provide Future Services. If the Company Parties or any of their respective subsidiaries determines that it is advisable for a Company Party or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction, it will notify BMP of such determination in writing. Promptly thereafter, upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which the Company or such subsidiary would hire the relevant Blackstone entity to provide such services. However, the Company or such subsidiary will not be required to hire Blackstone or any of its affiliates for such services.

SECTION 6. Tax and Other Information and Reporting Responsibilities.

(a)    Tax-Related Information – General. Vivint will promptly make available to Blackstone all books, records and files of Vivint and its subsidiaries (collectively, the “Portfolio Group”) and 313 Acquisition with respect to tax matters as may be reasonably requested by Blackstone and shall use reasonable efforts to comply with any requests by Blackstone for any tax-related information (including any applicable state withholdings) of the Portfolio Group or 313 Acquisition.

(b)    Responsibility for Tax Returns. Vivint will be responsible for the preparation and filing of all tax returns and the maintenance of all books and records of each member of the Portfolio Group. At the request of Blackstone, Vivint will also prepare and file tax returns for 313 Acquisition and any other entity the equity of which is or was distributed, prior to the consummation of the Merger, to the stockholders of Legacy Vivint.

(c)    Certain Income. Each Company Party will use its best efforts to avoid making, and to prevent any other member of the Portfolio Group from making, any investment,

executing any contract or otherwise undertaking any activities that would generate any of the following items: (i) income that is effectively connected with a United States trade or business within the meaning of Section 864 of the Code (including by reason of owning a United States real property interest within the meaning of Section 897 of the Code), (ii) unrelated business taxable income within the meaning of Sections 511 through 514 of the Code, and (iii) income associated with a commercial activity within the meaning of Section 892 of the Code.

(d)    Portfolio Company Information. For so long as BCP directly or indirectly owns equity in any of the Company Parties and continues to have a reporting obligation with respect thereto, either to investors or to governmental authorities, in order to facilitate (i) Blackstone’s compliance with legal and regulatory requirements applicable to the beneficial ownership by BCP and its affiliates of equity securities of the Company, and (ii) BMP’s oversight of BCP’s investment in the Company, the Company agrees promptly to provide each of BCP and BMP with such information concerning the Company, including its finances and operations, as BMP or BCP may from time to time request. In furtherance of the foregoing, the Company agrees to provide each of BCP and BMP, in addition to other information that might be requested by BCP or BMP from time to time, (i) direct access to the Company’s auditors and officers, (ii) the ability to link Blackstone’s systems into the Company’s general ledger and other systems in order to enable BCP and BMP to retrieve data on a “real-time” basis, (iii) quarter-end reports, in a format to be prescribed by BMP, to be provided within 30 days after the end of each quarter, (iv) the right to visit and inspect any of the offices and properties of the Company and its subsidiaries and inspect the books and records of the Company and its subsidiaries, (v) copies of all materials provided to any Company Parties’ board of directors (or equivalent governing body) at the same time as provided to the directors (or their equivalent) of the Company, (vi) access to appropriate officers and directors of the Company Parties at such times as may be requested by BCP or BMP, as the case may be, for consultation with each of BCP and BMP with respect to matters relating to the business and affairs of the Company Parties and their respective subsidiaries, (vii) information in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the certificate of incorporation or by laws of the Company Parties or any of their respective subsidiaries, and to provide each of BCP and BMP, respectively, with the right to consult with the Company Parties and their respective subsidiaries with respect to such actions; provided that, to the extent such information constitutes material non-public information, each of BCP, BMP, the Company Parties and their respective subsidiaries will keep such information confidential, and (viii) flash data, in a format to be prescribed by BMP, to be provided within ten days after the end of each quarter (all such information so furnished, the “Information”). Each of the Company Parties agrees to consider, in good faith, the recommendations of each of BCP and BMP in connection with the matters on which such Company Party is consulted as described above. Each of the Company Parties recognizes and confirms that BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Monitoring Services, the Ops Support and any other services contemplated by this Agreement or any other agreement with the Company without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

(e)    Sharing of Information. Individuals associated with Blackstone may from time to time serve on the boards of directors of the Company Parties and their respective subsidiaries. Each of the Company Parties, on their own behalf and on behalf of their respective subsidiaries, recognize that such individuals (i) will from time to time receive non-public information concerning the Company Parties and their respective subsidiaries, and (ii) may share such information with other individuals associated with Blackstone. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling BCP, as an equityholder, to better evaluate the Company’s performance and prospects. Each of the Company Parties, on behalf of themselves and their respective subsidiaries, hereby irrevocably consents to such sharing.

SECTION 7. Indemnification.

(a)    General. The Company Parties shall, on a joint and several basis, indemnify and hold harmless BMP, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, proceedings, investigations, losses, demands, claims, damages, liabilities, costs, charges and expenses (including, without limitation, attorneys’ fees and expenses and any other litigation-related expenses), including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with (i) the acquisition by BCP of the Company through the Transaction Agreement, dated as of September 16, 2012 (as amended, the “Transaction Agreement”), by and among Legacy Vivint, the Company and the other parties thereto, the ownership of shares of Legacy Vivint, (ii) the Monitoring Services, the Ops Support or any other services contemplated by this Agreement or any other agreement with any of the Company Parties or any of their respective affiliates or the engagement of BMP pursuant to, and the performance of the Monitoring Services, the Ops Support or any other services contemplated by, this Agreement or any other agreement with any of the Company Parties or any of their respective affiliates (including any similar services rendered after receipt of the final monitoring fee payment hereunder) and (iii) the ownership or voting of equity securities of any of the Company Parties or any of their respective affiliates, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, demand, suit, investigation or proceeding is initiated, brought or threatened by any of the Company Parties or any other party, and regardless of whether initiated, brought or threatened before or after the Exit Date. The Company Parties shall, on a joint and several basis, reimburse any Indemnified Party for all costs and expenses (including attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any such pending or threatened action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any such matter related to or arising therefrom, whether or not such Indemnified Party is a party thereto. Each of the Company Parties agrees that it shall not, without the prior written consent of the Indemnified Party, directly or indirectly settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, demand, suit, investigation or proceeding contemplated by this Section 7 (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, known or unknown, without future obligation or prohibition on the part of the Indemnified Party, related to, arising out of or in connection with such action, claim, suit, investigation or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company Parties will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, demand, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by one of the Company Parties as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is judicially determined by a final, non-appealable judgment of a court of competent jurisdiction that the Liabilities in question resulted solely from the gross negligence or willful misconduct of such Indemnified Party.

(b)    Primary, Non-Exclusive Rights. The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which the Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation. In that regard, each of the Company Parties acknowledges and agrees that the Company Parties will, on a joint and several basis, be fully and primarily responsible for the payment to an Indemnified Party in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claim (as defined below), pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-related entities (as defined below). Under no circumstance shall the Company Parties be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of the Company Parties hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party against the Company Parties, and the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. Each of the Company Parties and each Indemnified Party agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section, entitled to enforce this Section as though each such Indemnitee-related entity were a party to this Agreement.

(c)    Definitions. For purposes of Section 7(b), the following terms shall have the following meanings:

(i)    The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnified Party shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Company Parties pursuant to the Delaware General Corporation Law, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company Parties or the Indemnitee-related entities, as applicable.

(ii)    The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company Parties or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise an Indemnified Party has agreed, on behalf of the Company Parties or at the Company Parties’ request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company Parties may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

SECTION 8. Disclaimer, Opportunities, Release and Limitation of Liability.

(a)    Disclaimer; Standard of Care. BMP makes no representations or warranties, express or implied, in respect of the Monitoring Services, Ops Support or any other service to be provided hereunder or under any other agreement with any Company Party. In no event will BMP or any Indemnified Party be liable to the Company Parties or any of their respective affiliates for any act, alleged act, omission or alleged omission that does not constitute gross negligence or willful misconduct of BMP as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b)    Freedom to Pursue Opportunities. In recognition that Blackstone and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Blackstone or its affiliates or employees may serve as an advisor, a director or in some other capacity, in recognition that Blackstone and its affiliates have myriad duties to various investors and partners, in anticipation that the Company Parties, on the one hand, and Blackstone (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, in recognition of the benefits to be derived by the Company Parties hereunder, and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 8(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve Blackstone, BCP or BMP. Except as Blackstone, BCP or BMP may otherwise agree in writing after the date hereof:

(i)    Blackstone and its affiliates shall have the right: (A) directly or indirectly to engage in any business and invest in debt, equity or other securities of, or provide advice to, any company or other entity, including, without limitation, any company, entity, business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company Parties and their subsidiaries; (B) directly or indirectly to do business with any client or customer of the Company Parties and their subsidiaries; (C) to take any other action that BMP believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 8(b); and (D) not to communicate, offer or present any potential transactions, matters or business opportunities (including any transaction, matter or opportunity that may be an investment, business opportunity or prospective economic or competitive advantage in which the Company Parties or any of their affiliates could have an interest or expectancy) to to the Company Parties or any of their respective subsidiaries or any of their respective equityholders, directors, managers or other affiliates, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(ii)    Blackstone and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 8(b)(i) hereof, and the each of the Company Parties, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require BMP or any of its affiliates to act in a manner inconsistent with the provisions of this Section 8(b).

(iii)    Neither Blackstone nor any of its affiliates shall be liable to the Company Parties or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 8(b) or of any such person’s participation therein.

(c)    Release. Each of the Company Parties hereby irrevocably and unconditionally releases and forever discharges Blackstone, BCP, BMP and their respective affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from any and all liabilities, claims, causes of action, demands, actions, suits or proceedings related to, arising out of or in connection with the transactions contemplated by the Transaction Agreement, the Monitoring Services, the Ops Support or any other services contemplated by this Agreement or any other agreement with any of the Company Parties or the engagement of BMP pursuant to, and the performance of the Monitoring Services, the Ops Support or any other services contemplated by, this Agreement or any other agreement with such Company Party that the Company Party may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d)    Limitation of Liability. In no event will BMP or any Indemnified Party be liable to any of the Company Parties or any of their affiliates (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to, arising out of or in connection with the transactions contemplated by the Transaction Agreement, the Monitoring Services, the Ops Support or any other services contemplated by this Agreement or any other agreement with the Company or the engagement of BMP pursuant to, and the performance of the Monitoring Services, the Ops Support or any other services contemplated by, this Agreement or any other agreement with any of the Company Parties that such Company Party may have with any Blackstone entity, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by BMP or the relevant Blackstone entity hereunder or under any other applicable agreement.

SECTION 9. Miscellaneous.

(a)    Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b)    Notices. Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by email with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP or BCP:

c/o The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention: Peter Wallace (wallace@blackstone.com)

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Attention: Wilson Neely (WNeely@stblaw.com) and Igor Fert

(ifert@stblaw.com)

if to the Company Parties:

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

Attention: Chief Legal Officer

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by email with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c)    Effectiveness; Termination of Existing Agreement. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto; provided that the provisions herein (other than this Section 9) shall not be effective until the consummation of the Merger. In the event the Merger Agreement is terminated in accordance with its terms, this Agreement shall automatically terminate and be of no further force or effect. Upon the consummation of the Merger, the Existing Agreement (other than Section 9 thereof) shall be terminated and of no further force and effect. By the execution of this Agreement, 313 Acquisition consents to this Section 9(c) with respect to the termination of the Existing Agreement (other than Section 9 thereof); provided that 313 Acquisition shall not otherwise be party to this Agreement (other than this Section 9).

(d)    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto. Notwithstanding the foregoing, BMP and other third party beneficiaries may have rights under other agreements with the Company, or otherwise, that overlap with the rights provided under this Agreement. Any such overlapping rights are intended to be cumulative.

(e)    Governing Law. THIS AGREEMENT AND ITS ENFORCEMENT AND ANY CONTROVERSY ARISING OUT OF OR RELATING TO THE MAKING OR PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(f)    Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees than any action, directly or indirectly, arising out of, under or relating to this Agreement or the transactions or services contemplated herein shall exclusively be brought in the Delaware Court of Chancery sitting in Wilmington, Delaware (the “Court of Chancery”) and shall exclusively be heard and determined by the Court of Chancery, unless the Court of Chancery determines that it does not then have subject matter jurisdiction over such action, in which case any such action shall then exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this paragraph (f), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement, the transactions or the services contemplated hereby.

(g)    Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any of the Company Parties without the prior written consent of BMP; provided, however, that (i) BMP may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of BMP, and (ii) BCP may, to the extent necessary to maintain venture capital operating company status, assign, on a “shared basis”, its rights under Section 8 to any affiliated private equity fund. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that BMP and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives as well as any assignee(s) of BCP as described in clause (ii) above, are intended to be third-party beneficiaries under Section 7 and 8 hereof, or Section 6, as applicable.

(h)    Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(i)    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(j)    Payments. Each payment made by any of the Company Parties pursuant to this Agreement shall be paid by wire transfer of immediately available funds to such account or accounts as specified by BMP or the relevant recipient to such Company Party prior to such payment.

(k)    Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

[signature page follows]

The undersigned have executed, or have caused to be executed, this Amended and Restated Support and Services Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	/s/ Peter Wallace
Name: Peter Wallace
Title: Senior Managing Director

BLACKSTONE CAPITAL PARTNERS VI L.P.
By: BLACKSTONE MANAGEMENT ASSOCIATES VI L.L.C., its, general partner
By: BMA VI L.L.C., its sole member

By:	/s/ Peter Wallace
Name: Peter Wallace
Title: Senior Managing Director

MOSAIC ACQUISITION CORP.

By:	/s/ David M. Maura
Name: David M. Maura
Title: Chairman, President and Chief Executive Officer

APX GROUP, INC.

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: President

For the limited purposes stated in Section 9(c), 313 ACQUISITION LLC

By:	/s/ Alex J. Dunn
Name: Alex J. Dunn
Title: President